Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Learning Tree International, Inc.

1805 Library Street

Reston, VA, 20190

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-41325 and 333-103372) of Learning Tree International, Inc. and subsidiaries of our reports dated December 11, 2007, relating to the consolidated financial statements and the effectiveness of Learning Tree International, Inc. and subsidiaries’, internal control over financial reporting, which appear in this Form 10-K.

/s/ BDO Seidman, LLP

Bethesda, Maryland

December 11, 2007